EXHIBIT 12



            ILLINOIS CENTRAL RAILROAD COMPANY AND SUBSIDIARIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              ($ in millions)
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

                                Nine Months Ended
                                  September 30,                                    Years Ended December 31,
                         -----------------------------------   -------------------------------------------------------------------
                          Pro-forma                            Pro-forma
Fixed Charge Coverage       1996          1996         1995       1995        1995        1994        1993       1992        1991
---------------------    ---------      -------      -------   ---------     ------      ------      ------     ------     --------
Income from continuing
 operations before
 income taxes and
 cumulative effect of
 accounting changes....    $159.9       $165.0       $166.7     $191.8       $198.3      $170.9      $148.6     $111.0     $ 96.0
Fixed charges..........      40.1         35.0         31.5       48.6         42.1        45.2        49.9       61.1       75.9
Capitalized interest...      (1.5)        (1.5)        (1.0)      (1.3)        (1.3)       (1.4)       (0.8)      (0.6)      (0.4)
                           ------       ------       ------     ------       ------      ------      ------     ------     ------
Earnings base for
 fixed charge ratio....    $198.5       $198.5       $197.2     $239.1       $239.1      $214.7      $197.7     $171.5     $171.5
                           ======       ======       ======     ======       ======      ======      ======     ======     ======
Interest expense.......    $ 28.6       $ 23.5       $ 22.4     $ 35.6       $ 29.1      $ 27.5      $ 33.1     $ 44.5     $ 59.2
Capitalized interest...       1.5          1.5          1.0        1.3          1.3         1.4         0.8        0.6        0.4
Portion of non-
 capitalized lease
 payments..............      10.0        10.0           8.1       11.7         11.7        16.3        16.0       16.0       16.3
                           ------       ------       ------     ------       ------      ------      ------     ------     ------
Fixed charges..........    $ 40.1       $ 35.0       $ 31.5     $ 48.6       $ 42.1      $ 45.2      $ 49.9     $ 61.1     $ 75.9
                           ======       ======       ======     ======       ======      ======      ======     ======     ======
Ratio of earnings to
 fixed charges.........      4.95         5.67         6.26       4.92         5.68        4.75        3.96       2.81       2.26
                           ======       ======       ======     ======       ======      ======      ======     ======     ======


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